Exhibit 99.1

NEWS RELEASE

Investor Contact:	Media Contact:
James R. Lance	Mary Signorino
Vice President, Corporate Finance and Investor Relations	Sr. Director, PR & Communications
(212) 720-4600	(212) 720-4316

FOOT LOCKER, INC. IMPLEMENTS NEW ORGANIZATIONAL STRUCTURE TO DRIVE
ENHANCED PERFORMANCE AND ADVANCE ITS KEY STRATEGIC IMPERATIVE TO
ELEVATE THE CUSTOMER EXPERIENCE

NEW YORK, NY, July 23, 2020 -- Foot Locker, Inc. (NYSE: FL), the New York-based specialty athletic retailer, announced a new organizational structure that is designed to foster greater agility and speed-to-act as the Company continues to advance its key strategic imperative to elevate the customer experience. The senior management promotions and organizational changes being implemented will:

•	Connect the Company’s customer-facing functions globally, in a synergistic way, to enhance focus on the overall customer experience and ongoing engagement;
•	Strengthen Foot Locker’s community connectivity capability to create more localized and immersive customer experiences, product offerings and community activations;
•	Streamline the Company’s operational and expense structure to drive further productivity and flexibility across the organization; and
•	Continue building future capability and a robust talent pipeline.

“At a time when the world around us is moving and changing at a rapid pace, our new organizational structure positions us to operate more nimbly and develop even deeper connections at the heart of youth culture,” stated Richard Johnson, Chairman & Chief Executive Officer, Foot Locker, Inc. “We remain focused on our mantra to BUILD, BACK, BETTER while continuing to deliver on our four key strategic imperatives, and we are leveraging our consumer-led offense to further elevate the customer experience across all channels and around the globe. The steps we are taking today more strongly position Foot Locker for both the near- and long-term, and I am confident in our team’s ability to continue driving our business forward in new and meaningful ways.”

As part of the new organizational structure, the Company is announcing the following senior management promotions:

The Company has named Andy Gray to lead the company’s efforts to elevate the customer experience across the globe in the new role of Executive Vice President and Chief Commercial Officer. Mr. Gray previously served as the Chief Merchandising Officer for North America, as well as the General Manager of Foot Locker U.S. Andy has demonstrated exceptional leadership in driving consumer-led strategies across multiple markets, and he will be responsible for the global oversight of all aspects of the customer experience including product, brand, digital, customer connectivity, global market planning and store development.

The Company has appointed Frank Bracken as the new Executive Vice President and Chief Executive Officer of North America. Mr. Bracken previously served as the Senior Vice President, General Manager, Foot Locker and Kids Foot Locker U.S., as well as the Vice President, General Manager, Foot Locker Canada. Frank has demonstrated exceptional leadership with a strong record of business growth, development of new organizational capabilities, and the cultivation of strategic relationships.

Foot Locker, Inc. 330 West 34th Street, New York, NY 10001

The Company has named Scott Martin as the new Executive Vice President and Chief Executive Officer of Asia Pacific, in addition to his responsibilities as the Chief Strategy & Development Officer. Over the last three years, as Senior Vice President, Chief Strategy & Development Officer, Mr. Martin has been instrumental in leading the Company’s strategic investments and partnerships, establishing its global market planning and store development capabilities, and elevating its global procurement functions.

In addition, the following members of the Foot Locker leadership team will be retiring:

Lew Kimble, Executive Vice President and Chief Executive Officer, Asia Pacific will retire at the end of August, following a more than 40-year career at the Company, having started as a store associate in 1976 and having served as President and Chief Executive Officer of Foot Locker Europe and Managing Director of Foot Locker Asia Pacific.

Jake Jacobs, Executive Vice President and Chief Executive Officer, North America, will retire effective at the end of August. Mr. Jacobs departs following more than 20 years at Foot Locker in roles including President and Chief Executive Officer of Foot Locker North America and President and Chief Executive Officer of Champs Sports.

“We are pleased to recognize the efforts of Andy, Frank, and Scott with these promotions, and we look forward to leveraging their experiences and perspectives as they take on these new leadership roles,” continued Mr. Johnson. “We thank Lew and Jake for their significant contributions to Foot Locker throughout their tenures at the Company. They have each been instrumental to the Company’s success by helping to shape and implement our strategic business plan and the leadership of their respective teams.”

Foot Locker, Inc. leads the celebration of sneaker and youth culture around the globe through a portfolio of brands including Foot Locker, Lady Foot Locker, Kids Foot Locker, Champs Sports, Eastbay, Footaction, Runners Point, and Sidestep.  With approximately 3,100 retail stores in 27 countries across North America, Europe, Asia, Australia, and New Zealand, as well as websites and mobile apps, the Company's purpose is to inspire and empower youth around the world, by fueling a shared passion for self-expression and creating unrivaled experiences at the heart of the global sneaker community.  Foot Locker, Inc. has its corporate headquarters in New York.  For additional information please visit www.footlocker-inc.com.

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